Exhibit 4.9
CONFORMED COPY
ADDITIONAL FACILITY ACCESSION AGREEMENT

To:	Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent

From:	The banks and financial institutions listed in Schedule 1 to this Agreement (the Additional Facility K Lenders)
Date: 10 May 2006
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) — €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended and restated on 24 June 2004 and as amended by amendment letters dated 22 July 2004 and 2 December 2004 and as subsequently amended and restated on 7 March 2005 and amended by an amendment letter dated 15 December 2005 (the Credit Agreement)
1.	In this Agreement:

Cablecom Lender means a Lender under and as defined in the Facilities Agreement originally dated 5 December 2005 (as amended) made between (among others) Cablecom Luxembourg S.C.A. as borrower and Toronto Dominion (Texas) LLC as facility agent.

Facility F means Facility F1 and Facility F2.

Facility F1 means the €140,000,000 term loan facility under the Additional Facility Accession Agreement dated 2 December 2004.

Facility F2 means the US$525,000,000 term loan facility under the Additional Facility Accession Agreement dated 2 December 2004.

Facility G means the €1,000,000,000 term loan facility under the Additional Facility Accession Agreement dated 9 March 2005.

Facility H means Facility H1 and Facility H2.

Facility H1 means the €550,000,000 term loan facility under the Additional Facility Accession Agreement dated 7 March 2005.

Facility H2 means the US$1,250,000,000 term loan facility under the Additional Facility Accession Agreement dated 7 March 2005.

Facility J1 means the €900,000,000 term loan facility under the Additional Facility Accession Agreement dated the same date as this Agreement.

Facility J2 means the US$887,500,000 term loan facility under the Additional Facility Accession Agreement dated the same date as this Agreement.

Facility K means Facility K1 and Facility K2.

Facility K Advance means a Facility K1 Advance or a Facility K2 Advance.

Facility K1 means the €900,000,000 term loan facility which forms a sub-tranche of this Additional Facility.

Facility K1 Advance means the euro-denominated advance made to UPC Financing by the Additional Facility K Lenders under Facility K1.

Facility K1 Commitment means, in relation to an Additional Facility K Lender, the amount in euros set opposite its name under the heading “Facility K1 Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility K Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Facility K2 means the US$887,500,000 term loan facility which forms a sub-tranche of this Additional Facility.

Facility K2 Advance means the US Dollar-denominated advance made to UPC Financing by the Additional Facility K Lenders under Facility K2.

Facility K2 Commitment means, in relation to an Additional Facility K Lender, the amount in US Dollars set opposite its name under the heading “Facility K2 Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility K Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Information Package means the written information provided to prospective Additional Facility K Lenders at the bank meeting held on 15 March 2006.

Majority Facility K Lenders means Additional Facility K Lenders the aggregate of whose Facility K1 Commitments and Facility K2 Commitments (translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of this Agreement) exceeds 66 2/3 per cent. of the aggregate of the Facility K1 Commitments and the Facility K2 Commitments of all Additional Facility K Lenders (translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of this Agreement).

2.	Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.	This Agreement will take effect on the date (the Effective Date) on which the Facility Agent notifies UPC Broadband and the Additional Facility K Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility K Lenders.

5.	We, the Additional Facility K Lenders, agree:
(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.	The Additional Facility Commitment in relation to an Additional Facility K Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility K1 Commitment and/or its Facility K2 Commitment, as appropriate.
7.	Any interest due in relation to Facility K will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	(a)	The Availability Period in relation to this Additional Facility is the period from and including the date of this Agreement up to and including the earlier of:
(i)	the first Utilisation Date under this Additional Facility; and

(ii)	the date falling 5 days after the date of this Agreement,
or such later date as all the Additional Facility K Lenders may agree in writing.

(b)	Each of Facility K1 and Facility K2 may be drawn by one Advance and no more than one Request may be made in respect of each of Facility K1 and Facility K2 under the Credit Agreement.

9.	(a)	The Facility K1 Advance will be used first in permanent prepayment and cancellation of 50 per cent. of all outstanding Facility F1 Advances, 50 per cent. of all outstanding Facility G Advances and 50 per cent. of all outstanding Facility H1 Advances.
(b)	The Facility K2 Advance will be used first in permanent prepayment and cancellation of 50 per cent. of all outstanding Facility F2 Advances and 50 per cent. of all outstanding Facility H2 Advances.

(c)	To the extent that each of Facility F, Facility G and Facility H have been permanently prepaid and cancelled in full, the Advance made under Facility K2 may also be used for general corporate purposes.
10.	The Final Maturity Date in respect of this Additional Facility is 31 December 2013.

11.	The outstanding Facility K Advances will be repaid in full on the Final Maturity Date.

12.	(a)	The Borrower will ensure that the amount of:
(i)	the Facility K1 Advance, when aggregated with the Advance under Facility J1, must be no less than the aggregate amount of all outstanding Facility F1, Facility G and Facility H1 Advances at the time the Facility K1 Advance is made; and

(ii)	the Facility K2 Advance, when aggregated with the Advance under Facility J2, must be no less than the aggregate amount of all Facility F2 and Facility H2 Advances outstanding at the time the Facility K2 Advance is made.
(b)	The Facility K1 Advance may not be made unless the Facility K2 Advance and the Advance under Facility J1 and the Advance under Facility J2 are also made on the same date.
13.	The Margin will be, in the case of a Facility K1 Advance, 2.25 per cent. per annum and, in the case of a Facility K2 Advance, 2.00 per cent. per annum.

14.	The Borrower in relation to Facility K1 and Facility K2 is UPC Financing.

15.	In the event that, within 12 months of the first Utilisation Date under this Additional Facility, the whole or any part of an outstanding Facility K2 Advance is prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband will, at the same time, pay to each Additional Facility K Lender under Facility K2 which is to receive any such prepayment an amount equal to 1 per cent. of the principal amount to be prepaid to that Additional Facility K Lender. This paragraph 15 may be amended or waived with the prior written consent of the Facility Agent (acting on the instructions of all Additional Facility K Lenders under Facility K2) and UPC Broadband.

16.	Where an Additional Facility K Lender assigns, transfers or novates its rights and/or obligations in relation to Facility K1 or Facility K2 under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, such assignment, transfer or novation shall be in a minimum amount of €500,000 (in the case of Facility K1) and US$500,000 (in the case of Facility K2).

17.	(a)	The representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.
(b)	UPC Broadband represents and warrants to each Finance Party that, to the best of its knowledge after due inquiry, as of the date of the Information Package:
(i)	the factual information relating to the Borrower Group and UPC contained in the Information Package is accurate in all material respects;

(ii)	all of UPC Financing’s and UPC Broadband’s projections and forecasts contained in the Information Package were based on and arrived at after due and careful consideration and have been prepared by UPC Financing and UPC Broadband on the basis of assumptions that UPC Financing and UPC Broadband believed were reasonable as of the date of the projections;

(iii)	there are no material facts or circumstances which have not been disclosed to the Additional Facility K Lenders in writing prior to the date of the Information Package and which would make any material factual information referred to in (i) above untrue, inaccurate or misleading in any material respect as at the date of the Information Package, or any such opinions, projections, or assumptions referred to in (ii) above misleading in any material respect as at the date of the Information Package, provided that it is understood that information in the Information Package which is provided as of a specified date or for a specified period is in all material respects accurate as of such date or for such period and was not, when prepared, misleading to the best of UPC Financing and UPC Broadband’s knowledge and belief in any material respect as of such date or for such specified period.

(c)	Notwithstanding paragraph (b) above, no representation is made in respect of (i) any information, facts, statements, opinions, projections, forecasts, demographic statistics or circumstances relating to the cable, media, telecommunications and data services industry as a whole or (ii) any person other than any member of the Borrower Group.
18.	The parties to this Agreement confirm that, in relation to any Additional Facility K Lender (which is also a lender under Facility F1, Facility G and/or Facility H1), to the extent that:
(a)	an amount is due to be paid to that Additional Facility K Lender as a voluntary prepayment of Facility F1; and/or

(b)	an amount is due to be paid to that Additional Facility K Lender as a voluntary prepayment of Facility G; and/or

(c)	an amount is due to be paid to that Additional Facility K Lender as a voluntary prepayment of Facility H1,

in each case pursuant to the Cancellation Notice to be delivered to the Facility Agent as referred to in paragraph 4(c) of Schedule 2 to this Agreement; and

(d)	the aggregate of the amounts referred to in paragraphs (a), (b) and (c) above is equal to or greater than the amount of the Facility K1 Commitment of that Additional Facility K Lender (also being a lender under Facility F1, Facility G and/or Facility H1) to be drawn on the Utilisation Date of Facility K1 (such amount being the Deemed Drawn K1 Amount), the Deemed Drawn K1 Amount shall, on that Utilisation Date, be deemed to be advanced by that Additional Facility K Lender to UPC Financing under Facility K1 on that date and UPC Financing’s and UPC Broadband’s respective obligations to that Additional Facility K Lender (also being a lender under Facility F1, Facility G and/or Facility H1) to prepay Facility F1, Facility G and/or Facility H1 pursuant to the Cancellation Notice referred to above will be satisfied in amounts equal to, respectively, the portion of the Deemed Drawn K1 Amount which represents the amount referred to in paragraph (a) above, the portion of the Deemed Drawn K1 Amount which represents the amount referred to in paragraph (b) above and the portion of the Deemed Drawn K1 Amount which represents the amount referred to in paragraph (c) above.
19.	The parties to this Agreement confirm that, in relation to any Additional Facility K Lender (which is also a lender under Facility F2 and/or Facility H2), to the extent that:
(a)	an amount is due to be paid to that Additional Facility K Lender as a voluntary prepayment of Facility F2; and/or

(b)	an amount is due to be paid to that Additional Facility K Lender as a voluntary prepayment of Facility H2,

in each case pursuant to the Cancellation Notice to be delivered to the Facility Agent as referred to in paragraph 4(c) of Schedule 2 to this Agreement; and

(c)	the aggregate of the amounts referred to in paragraphs (a) and (b) above is equal to or greater than the amount of the Facility K2 Commitment of that Additional Facility K Lender (also being a lender under Facility F2 and/or Facility H2) to be drawn on the Utilisation Date of Facility K2 (such amount being the Deemed Drawn K2 Amount), the Deemed Drawn K2 Amount shall, on that Utilisation Date, be deemed to be advanced by that Additional Facility K Lender to UPC Financing under Facility K2 on that date and UPC Financing’s obligations to that Additional Facility K Lender (also being a lender under Facility F2 and/or Facility H2) to prepay Facility F2 and/or Facility H2 pursuant to the Cancellation Notice referred to above will be satisfied in amounts equal to, respectively, the portion of the Deemed Drawn K2 Amount which represents the amount referred to in paragraph (a) above and the portion of the Deemed Drawn K2 Amount which represents the amount referred to in paragraph (b) above.

20.	We confirm to each Finance Party that:
(a)	we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.
21.	Each Additional Facility K Lender consents in principle, and subject to satisfactory documentation, to the merger of the Credit Agreement and the Existing Facility Agreement into a single document.

22.	Each Additional Facility K Lender confirms that:
(a)	(in each of its capacities as lender under the Existing Facility, Lender under the Credit Agreement and Cablecom Lender) it approves the amendment and restatement of each of the Credit Agreement and the Security Deed in the form set out in schedule 2 (with document number BK:3981805.7) and schedule 3 (with document number BK:39781840.6) (respectively) of the draft Deed of Amendment and Restatement dated 2 May 2006 (with document number BK:3990148.5) to be entered into between (among others) UPC Broadband, UPC Financing and the Facility Agent (the 2004 Facility Deed of Amendment); and

(b)	in its capacity as Lender under the Credit Agreement, it approves the amendment and restatement of each of the Existing Facility Agreement and the Existing Security Deed in the form set out in schedule 2 (with document number BK: 4138572.2) and schedule 3 (with document number BK:3971835.6)) (respectively) of the draft Deed of Amendment and Restatement dated 2 May 2006 (with document number BK:3971367.4) to be entered into between (among others) UPC Broadband, UPC Financing and the Existing Facility Agent (the 2000 Facility Deed of Amendment and, together with the 2004 Facility Deed of Amendment, the Deeds of Amendment).

23.	(a)	Each of the Additional Facility K Lenders agrees that during the period from (and including) the Effective Date to the date on which the amendments contemplated in the Deeds of Amendment become effective (the Relevant Period) it will not attempt to assign or transfer its rights in relation to Facility K. Nothing in this paragraph will prevent an Additional Facility K Lender from novating its rights and obligations in respect of Facility K during the Relevant Period, except that any such novation made during the Relevant Period must be made pursuant to a Novation Certificate in the form of Schedule 3 to this Agreement.

(b)	Each of the Additional Facility K Lenders agrees that without prejudice to Clause 26.3 of the Credit Agreement, each New Lender (as defined in the Novation Certificate referred to above) shall become, by the execution by the Facility Agent of such Novation Certificate, bound by the terms of this Agreement as if it were an original party hereto as an Additional Facility K Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility K Lender.
24.	Each Additional Facility K Lender waives the notice period in respect of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement.
25.	The Facility Office and address for notices of each Additional Facility K Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility K Lender to the Facility Agent.
26.	This Agreement is governed by English law.
27.	This Agreement may be executed in any number of counterparts and, in the case of each Additional Facility K Lender, each Additional Facility K Lender’s counterpart will only contain the details of that Additional Facility K Lender and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. All such counterparts shall be read together as one agreement.

SCHEDULE 1
ADDITIONAL FACILITY K LENDERS AND COMMITMENTS

	Facility K1	Facility K2
	Commitment	Commitment
Additional Facility K Lender	(€)	(US$)

[●]	[●]		[●]

Total	€900,000,000	US$	887,500,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
1.	Constitutional Documents

(a)	A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations
(a)	A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:
(i)	approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(b) below; and

(ii)	(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(b) below.
(b)	A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(b) below (as appropriate).

(c)	A certificate of an authorised signatory of UPC Broadband and UPC Financing certifying that each copy document specified in this Schedule and supplied by UPC Broadband or UPC Financing (as the case may be) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)	A copy of the Business Plan delivered under the Credit Agreement, extended and updated to include the period up to and including 31 December 2013.

(b)	Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility K and that such obligations shall be owed to each Finance Party including the Additional Facility K Lenders.

(c)	Evidence that UPC Broadband has delivered a duly completed Cancellation Notice to the Facility Agent giving notice of prepayment of the whole of the outstanding advances under Facility F, Facility G and Facility H.

SCHEDULE 3
NOVATION CERTIFICATE

To:	[ ] as Facility Agent and [BORROWER]

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date: [ ]
UPC Broadband Holding B.V. — n1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)
We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed. Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility Accession Agreement dated [          ] 2006, have the same meaning in this Novation Certificate.
1.	We [ ] (the Existing Lender) and [ ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.
2.	In the case of an Additional Facility under which a Dutch Borrower is Borrower, on the [date of execution of the Novation Certificate] and on the [effective transfer date] the New Lender declares and represents to the Existing Lender, the other Finance Parties and each Dutch Borrower that [it is exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with [name of Dutch Borrower].][:
(a)	it is a Professional Market Party;

(b)	it acknowledges that, as a consequence, it has no benefit from the (creditor) protection under the Dutch Banking Act for non-professional Market Parties; and

(c)	it has made its own credit appraisal of UPC Broadband.]
3.	The New Lender confirms that:
(a)	(in each of its capacities as lender under the Existing Facility, Lender under Credit Agreement and Cablecom Lender) it approves the amendment and restatement of each of the Credit Agreement and the Security Deed in the form set out in schedule 2 (with document number BK:3981805.7) and schedule 3 (with document number BK:39781840.6) (respectively) of the draft Deed of Amendment and Restatement dated 2 May 2006 (with document number BK:3990148.5) to be entered into between (among others) UPC Broadband, UPC Financing and the Facility Agent (the 2004 Facility Deed of Amendment); and

(b)	(in its capacities as Lender under the Credit Agreement it approves the amendment and restatement of each of the Existing Facility Agreement and the Existing Security Deed in the form set out in schedule 2 (with document number BK: 4138572.2) and schedule 3 (with document number BK:3971835.6)) (respectively) of the draft Deed of Amendment and Restatement dated 2 May 2006 (with document number BK:3971367.4) to be entered into between (among others) UPC Broadband, UPC

Financing and the Existing Facility Agent (the “2000 Facility Deed of Amendment” and, together with the 2004 Facility Deed of Amendment, the “Deeds of Amendment”).
4.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.
5.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.
6.	This Novation Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be novated
[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]

[Facility Office	Address for notices for administrative purposes

Address for notices for credit purposes]

[Existing Lender]	[New Lender]	[ ]

By:	By:	By:

Date:	Date:	Date:

SIGNATORIES

SIGNATURES OF ALL FACILITY K LENDERS

By:	[ ]

TORONTO DOMINION (TEXAS) LLC as Facility Agent

By:	JIM BRIDWELL

TD BANK EUROPE LIMITED as Security Agent

By:	RORY MCCARTHY

UPC BROADBAND HOLDING B.V.

By:	ROBERT DUNN	(ATTORNEY-IN-FACT)

By:	ANTON TUIJTEN

UPC FINANCING PARTNERSHIP

By:	ROBERT DUNN	(ATTORNEY-IN-FACT)

By:	ANTON TUIJTEN